Exhibit 10.30

CHANGE OF CONTROL AGREEMENT

      This Agreement, made and entered into as of the 25th day of October, 2006 (the "Effective Date") by and between Stephen J. Densberger (the "Employee") of Nashua, New Hampshire and Pennichuck Corporation (the "Corporation"), a New Hampshire corporation with principal offices in Merrimack, New Hampshire.

      WHEREAS, the Employee presently serves as the Executive Vice President of the Corporation and its subsidiaries, as such position may be revised from time-to-time by action of the Board of Directors of the Corporation or a committee thereof having authority with respect to such appointment;

      WHEREAS, the Corporation wishes to assure the continued availability of the Employee's services and to create an environment which will promote the Employee's giving impartial and objective advice in any circumstances resulting from the possibility of a Change of Control of the Corporation; and

      WHEREAS, the Corporation and the Employee wish to provide the Employee with financial protection in the event significant changes in the Employee's employment status occur following a Change of Control of the Corporation.

      NOW THEREFORE, the Corporation and the Employee, in consideration of the terms and conditions set forth herein and other valuable consideration, receipt of which is hereby acknowledged, mutually covenant and agree as follows:

Article 1
TERM

      (a) The term of this Agreement shall be for the period commencing on the Effective Date and ending two (2) years from the Effective Date, unless the Employee's employment is sooner terminated as provided in Section 6.1 hereof (the "Term"). On the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Term of this Agreement shall automatically be extended for an additional one (1) year period, and the provisions hereof shall remain applicable for each such subsequent two-year period, unless either party gives written notice to the other, not later than each anniversary of the Effective Date, that it or he does not concur in such extension.

      (b) Notwithstanding the foregoing, in the event that there is a "Change in Control" (as that term is defined in Article 3 below), the Term of this Agreement will automatically be extended to two (2) years, beginning on the day on which the Change of Control occurs. Thereafter, this Agreement will be automatically extended as described in paragraph (a) of this Article 1.

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Article 2
PAYMENTS UPON CHANGE OF CONTROL AND TERMINATION EVENT

      The Corporation shall make payments to the Employee as provided for in Articles 4 and 7 upon the occurrence of both a Change of Control of the Corporation and a Termination Event, as such terms are defined in Article 3.

Article 3
DEFINITIONS

      (a) "Base Amount" shall mean an amount equal to the greater of the Employee's annual base salary, as adjusted from time-to-time by the Board of Directors or a committee thereof having authority with respect to the Employee's annual compensation, (1) as in effect immediately prior to the Change of Control, or (2) as in effect on the date of the Termination Event.

(b) A "Change of Control" shall be deemed to have occurred if any of the following have occurred:

(i)

any individual, corporation (other than the Corporation), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as a result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Corporation possessing fifty-one percent (51%) or more of the voting power for the election of directors of the Corporation;

(ii)

there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Corporation in which the holders of voting securities of the Corporation immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Corporation (or if the Corporation does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Corporation (or such other surviving corporation);

(iii)

"approved directors" shall constitute less than a majority of the entire Board of Directors of the Corporation, with "approved directors" defined to mean the members of the Board of Directors of the Corporation as of the date of this Agreement and any subsequently elected members of the Board of Directors of the Corporation who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Corporation prior to such election; or

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(iv)

there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Corporation or its subsidiaries (on a consolidated basis) to a party which is not controlled by or under common control with the Corporation.

      (c) A "Termination Event" shall be deemed to have occurred if, within the twenty-four month period following a Change of Control: (i) the Employee experiences the loss of his position by reason of discharge or material demotion, for reasons other than termination or demotion for Good Cause, or (ii) the Employee voluntarily resigns his position following (1) the substantial withholding, substantial adverse alteration (including assignment of duties that are inconsistent with the Employee's position, duties, and status immediately prior to the Change of Control) or substantial reduction of responsibility, authority, or compensation (including any compensation or benefit plan in which the Employee participates or substitute plans adopted prior to the Change of Control) to which the Employee was charged or empowered with or entitled to immediately prior to a Change of Control of the Corporation or to which he would normally be charged or empowered with or entitled to from time to time by reason of his office, for reasons other than Good Cause, or (2) the Employee being required to be based at any office or location other than one with a 30-mile radius of the office at which the Employee was based immediately prior to the Change of Control.

      (d) "Good Cause" shall mean: (i) the material willful or continued failure by the Employee to perform his reasonably assigned duties for the Corporation or a subsidiary (other than such failure resulting from the Employee's incapacity due to physical or mental illness), after a written demand for performance is delivered to the Employee by the President of the Corporation or the applicable subsidiary (or the respective Board of Directors if the Employee then serves in the capacity of president thereof) which specifically identifies the manner in which the President (or, as the case may be, the Board) believes the Employee has not performed his duties; (ii) an act or acts intended to result in personal enrichment at the material expense of the Corporation or a subsidiary; or (iii) an act or acts of dishonesty taken by the Employee or of willful misconduct which are materially injurious to the Corporation or a subsidiary.

      (e) "Severance Period" shall mean either (i) the 12-month period immediately following the effective date of termination from employment with the Corporation because of a Termination Event; or (ii) the remainder of the Term of this Agreement, whichever is longer.

Article 4
CASH PAYMENTS

      Upon the occurrence of both a Change of Control of the Corporation and a Termination Event, the Corporation shall pay to the Employee a Base Amount (less applicable withholdings) such Base Amount to be paid, at the Employee's option, on a one-time lump sum basis or in equal installments on the Corporation's regular pay days during the Severance Period; provided that, in consideration thereof, the Employee executes and delivers to the Corporation, in form and content acceptable to the Corporation, a release of all claims and causes of action that the

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Employee has or may ever have against the Corporation arising from his employment and under this Agreement.

Article 5
DEATH OF EMPLOYEE

      If the Employee dies following a Change of Control and Termination Event and before receiving the payment due to him under this Agreement, the Corporation shall make such payment to the Employee's designated beneficiary, or failing such designation, to the estate of the Employee.

Article 6
EMPLOYMENT

      6.1    No Right to Continued Employment. This Agreement shall not confer upon the Employee any right with respect to continuance of employment by the Corporation or any subsidiary, nor shall it interfere in any way with the right of his employer to terminate his employment at any time. No payments hereunder shall be required except upon the occurrence of both a Change of Control of the Corporation and a Termination Event as set forth in Article 3 herein. Thus, except as specifically provided in Article 2 herein, no payments hereunder shall be made on account of termination of the Employee's employment (i) upon the Employee's death, disability or retirement, (ii) by the Corporation with or without cause, or (iii) upon the Employee's voluntary termination.

      6.2    No Duty to Seek Other Employment. Amounts payable to the Employee under this Agreement shall not be reduced by the amount of any compensation received by the Employee from any other employer or source, and the Employee shall not be under any obligation to seek other employment or gainful pursuit as a result of this Agreement.

Article 7
OTHER BENEFITS

      7.1    Health Insurance Benefits. Upon the occurrence of a Termination Event following a Change of Control, the Employee shall be entitled to continuation of health insurance benefits as defined by federal ("COBRA") and state law. If the Employee or any qualified beneficiaries elect COBRA continuation coverage, the Corporation agrees to maintain, or reimburse, the Employee or his/her qualified beneficiary for the cost of continuation of coverage for the lesser of the Severance Period or as long as the Employee qualifies for COBRA coverage. If the Employee remains qualified for COBRA coverage beyond the Severance Period, the Employee and/or his qualified beneficiaries shall be responsible for paying the premiums in a timely manner for the remaining COBRA period.

      7.2    Life Insurance Benefits. During the Severance Period, the Corporation agrees to maintain, or to directly reimburse the Employee for the cost of, the Employee's eligibility for and participation in any life insurance plans provided by the Corporation upon the same basis and cost as prior to the Termination Event.

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      7.3    Attorney's Fees. The Corporation also agrees that it shall promptly reimburse the Employee, upon written demand by him, as incurred, all legal fees and expenses that the Employee may reasonably incur as a result of any delayed payment, dispute, contest, litigation or arbitration, subject only to the obligation of the Employee to reimburse the Corporation for such legal fees and expenses described in the final sentence of Article 9.

Article 8
REDUCTION OF PAYMENTS

      In the event any of the payments made under this Agreement would be considered an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then there shall be a reduction in the amount otherwise payable under this Agreement such that all payments are deductible by the Corporation.

Article 9
ARBITRATION

      Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration conducted in Nashua, New Hampshire or other mutually agreeable location in the State of New Hampshire. The matter will be heard promptly by a single arbitrator selected by mutual agreement by the Corporation and the Employee. Should the Corporation and the Employee be unable to agree upon an arbitrator within 30 days of either party demanding arbitration, an arbitrator will be selected in accordance with the commercial arbitration rules of the American Arbitration Association. Unless the parties mutually agree otherwise, once appointed, the arbitrator will make all rulings on procedural and evidentiary matters and will determine the date, time and place of any hearings. The arbitrator shall have no power to add to, subtract from, modify or disregard any of the provisions of this Agreement. The arbitrator's decision shall be consistent with the specific terms of this Agreement. The arbitrator will issue a written decision within 30 days of the hearing or submission to him. The arbitrator's decision will be final and binding on all parties. This arbitration provision is intended to be enforceable and the Agreement is subject to the provisions of NH RSA Chapter 542.

      The Corporation agrees to pay the cost of the arbitrator. In the event that the arbitrator substantially rejects the Employee's grievance or position, then the arbitrator may also order that Employee shall reimburse the Corporation for one-half of the costs of the arbitrator and all legal fees and expenses of the Employee that were previously reimbursed by the Corporation pursuant to Article 7.3.

Article 10
MISCELLANEOUS

      10.1    Entire Agreement. This Agreement constitutes the entire agreement between the parties, relating to the subject matter hereof and supersedes and replaces all prior agreements relating to said subject matter, including but not limited to, a Change in Control Agreement by and between the parties dated January 8, 1999.

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10.2 Governing Law. This Agreement shall be governed by and is to be construed and enforced in accordance with the laws of the State of New Hampshire.

      10.3    Waivers and Modifications; Termination. This Agreement may not, in whole or in part, be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the parties hereto. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach hereof or as a waiver of any other provision of this Agreement. This Agreement shall terminate as of the time the Corporation makes the final payment which it may be obligated to pay hereunder and provides the final benefit which it may be obligated to provide hereunder.

      10.4    Severability. In any case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

10.5 Counterparts. This Agreement may be made and executed in counterparts, each of which shall constitute an original for all purposes.

      10.6    Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

      10.7    Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the other party. In the case of the Corporation, any such notice shall be delivered or mailed to its principal office. In the case of the Employee, any such notice shall be delivered in person or mailed to his last known address as reflected in the records of the Corporation.

      10.8    Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement or otherwise assign this Agreement. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation.

      10.9    Confidential Information. At all times during and after his employment with the Corporation, the Employee shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for the benefit of anyone other than the Corporation, any confidential information concerning the Corporation obtained during the course of the Employee's employment. Confidential information includes, but is not limited to: ideas, inventions, discoveries, developments, processes, designs, formulas, patterns, devices, programs, methods, techniques, compilations of scientific, technological or business information,

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proprietary information, and trade secrets. The Employee agrees that during the term of and following the termination of his employment with the Corporation, he will not disclose to any person or use in any way any such confidential information, other than (i) information that is generally known in the Corporation's industry or acquired from public sources, (ii) as required by any court, supervisory authority, administrative agency or applicable law, or (iii) with the prior written consent of the Corporation.

      10.10    Authorization. The Corporation represents and warrants that the execution of this Agreement has been duly authorized by requisite action of the Board of Directors of the Corporation or a committee thereof having authority with respect to such authorization.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WITNESS	PENNICHUCK CORPORATION

\s\ Sharen A. Weston	By:	\s\ Duane Montopoli

Name: Duane C. Montopoi
Its: President and Chief Executive Officer

EMPLOYEE:

\s\ Sharen A. Weston	\s\ Stephen J. Densberger

Stephen J. Densberger

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